Exhibit 99.1

Primerica’s Board of Directors Elects Sanjeev Dheer as a Board Member

Duluth, GA, October 1, 2019 — Primerica, Inc. (NYSE:PRI) today announced the election of Sanjeev Dheer to the Company’s Board of Directors effective immediately. Mr. Dheer has been the Founder and Chief Executive Officer of CENTRL, a privacy management and risk platform for enterprises, since September 2015.  He previously served as a consultant to Apple Inc. in the payments area from July 2014 to August 2015.  In November 1999, Mr. Dheer founded CashEdge, a pioneer in developing innovative payments products for banks, which was acquired by Fiserv, a global leader in fintech and payments, in 2011.  He led the CashEdge business division at Fiserv from September 2011 to June 2013.  In addition, Mr. Dheer served as a Principal at McKinsey & Co., where he worked from September 1992 to October 1999.  Mr. Dheer received an MBA from Stanford Business School where he was an Arjay Miller Scholar, an MA in Computer Science from Queens College, City University of New York, an MA in Economics from Washington State University, and a BA and MA in History from Delhi University.   He has authored over 14 patents.

“We are thrilled to have Mr. Dheer join our Board,” said D. Richard Williams, Chairman of the Board of Primerica. “He is an expert in fintech and consumer-facing digital technologies and he has an entrepreneurial background.” Mr. Dheer said “I am excited about joining the Primerica Board. I’ve been familiar with the company for quite some time and I am looking forward to bringing my skills and experience in technology and strategic planning to the Board.”

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle- income households in North America. Licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5 million lives and had over 2 million client investment accounts at December 31, 2018. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2018. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock

Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663

Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com